Exhibit 99.1

INmune Bio, Inc. Announces Presentation of Data Related to its Lead Compound XPro1595 at the Society for Neuroscience’s Annual Meeting

Data on Neuroinflammation and Alzheimer’s Disease to be Presented by Dr. Malú Tansey; Presentation Selected for Meeting’s Press Conference

LA JOLLA, Calif., Oct. 16, 2019 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB), an immunotherapy company developing treatments that harness the patient’s innate immune system to fight disease, announced today a poster presentation related to the company’s program in Alzheimer’s disease at the upcoming Society for Neuroscience (SfN) 49th Annual Meeting, to be held Oct. 19–23 at McCormick Place in Chicago. In addition, INmune Bio announced that this presentation has been selected for presentation during the meeting’s press conference.

Presented in a poster by Malú Tansey, Ph.D., Professor of Neuroscience and Director of the Center for Translational Research in Neurodegenerative Disease at the University of Florida College of Medicine, the data from studies involving the use of INmune Bio’s XPro1595 demonstrate the critical role of the immune system on an individual's genetic risk in the context of environmental exposures, such as a diet high in fat and sugar, for neurodegenerative diseases such as Alzheimer’s.   The Company believes that  XPro1595 is a next generation anti-inflammatory that crosses the blood-brain barrier to affect neurodegenerative diseases by selectively inhibiting soluble tumor necrosis factor.

“It’s become clear that neurological disorders can arise from or be exacerbated by innate immune dysfunction and chronic inflammation resulting from both genetic and environmental factors such as diet,” said Dr. Tansey. “Harnessing the power of the immune system could potentially delay or perhaps even prevent some of these neurological disorders. Our results provide a compelling rationale for moving forward with a clinical trial in early Alzheimer’s disease patients.”

The SfN Annual Meeting is the premier venue for neuroscientists to present emerging science, learn from experts, forge collaborations with peers and explore new tools and technologies related to the brain and the nervous system.

Poster Details

Session: Alzheimer's Disease and Other Dementias: Therapeutic Strategies III

Poster number: 564

Presentation Title: Soluble tnf mediates obesogenic diet-induced alterations in peripheral and brain immunophenotype in a model of Alzheimer's disease

Time and Date: 1:00 PM, Oct. 22

Location: McCormick Place, Chicago, Illinois

The presentation abstract can be accessed on the SfN website. The above listed date may be subject to change. Details on presentation times or changes to presentation dates can be found on the SfN website. Please check https://www.sfn.org/ for the latest information.

About the Society for Neuroscience (SfN)

The Society for Neuroscience is the world’s largest organization of scientists and physicians devoted to understanding the brain and the nervous system. SfN’s mission is to advance the understanding of the brain and the nervous system by bringing together scientists of diverse backgrounds, by facilitating the integration of research and by encouraging translational research and the application of new scientific knowledge to develop improved disease treatments and cures. SfN is also committed to provide professional development activities, information, and educational resources for neuroscientists at all stages of their careers, to promote public information and general education about the latest neuroscience research and inform legislators and other policymakers.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB) clinical-stage biotechnology company developing therapies targeting the innate immune system to fight disease. INmune Bio is developing three product platforms: two products that reengineer the patient’s innate immune system’s response to cancer and one product to treat neuroinflammation that is currently focused on Alzheimer’s disease. INKmune is a natural killer (NK) cell therapeutic that primes the patient’s NK cells to attack minimal residual disease, the remaining cancer cells that are difficult to detect, which often cause a relapse. INB03 inhibits myeloid-derived suppressor cells (MDSC), which often cause resistance to immunotherapy, such as anti-PD-1 checkpoint inhibitors. XPro1595 targets neuroinflammation, which causes microglial activation and neuronal cell death. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INBO3 and XPro1595 are still in clinical trials and have not been approved and there cannot be any assurance that they will be approved or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:
David Moss, CFO
(858) 964-3720
DMoss@INmuneBio.com

Media Contact:
David Schull
Russo Partners
(212) 845-4271
David.Schull@russopartnersllc.com